Option Contract

This Option Agreement (“Agreement”) is entered into this 25th day of May, 2010, by and between Dr. L.S. Smith, an individual (“Smith” or “Grantor”) and NTR Metals, LLC, a Texas limited liability company (“NTR” or “Grantee”).

WHEREAS, Grantor and Grantee are each parties to that certain Closing Agreement (the “Closing Agreement”), dated as of May 25, 2010, by and between Grantor, Grantee, and DGSE Companies, Inc., a Nevada corporation (“DGSE”); and

WHEREAS, the parties wish to provide a mechanism whereby the Grantee may acquire certain equity interests owned by the Grantor.

NOW, THEREFORE, the parties, for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, do hereby agree as follows:

1.           Grant of Option.  Grantor does hereby grant to Grantee the option (the “Option”) to purchase from the Grantor 1,000,000 shares of the common stock of DGSE (the “Stock Option Shares”).

2.           Right to Exercise.  Grantee shall have the right to exercise this option commencing as of the date of Closing (as that term is defined in the Closing Agreement).

3.           Exercise Periods and Prices.

(a)           Years 1 and 2.  In the event that the Grantee exercises the Option during the first two years following the date of Closing (as that term is defined in the Closing Agreement), the exercise price (the “Exercise Price”) payable to the Grantor by the Grantee shall be (i) six dollars ($6.00) per share; AND (ii) the release of the Grantor as guarantor for DGSE’s $1,500,000 line of credit with Texas Capital Bank, N.A.

(b)           Years 3 and 4.  In the event that the Grantee exercises the Option during the third or fourth years following the date of Closing, the Exercise Price payable to the Grantor by the Grantee shall be (i) ten dollars ($10.00) per share; AND (ii) the release of the Grantor as guarantor for DGSE $1,500,000 line of credit with Texas Capital Bank, N.A.

4.           Manner and Method of Exercise.

(a)           Notice of Exercise.  Grantee shall only exercise the Option in whole, and not in part.  Grantee must notify the Grantor of its execution of the Option by delivering this Agreement with the duly executed Notice of Exercise attached hereto.

(b)           Option Closing.  Subject to the terms and conditions set forth in this Agreement, the parties will make arrangements to transfer the Stock Option Shares on a mutually agreed upon date which will be within sixty (60) days of delivery of the Notice of Exercise (“Closing Date”).

5.           Representations and Warranties of Grantor.  Grantor represents and warrants to Grantee as follows:

(a)
This Agreement constitutes a valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms.  No consent or approval by any person, entity, officer, director or governmental authority is required in connection with the execution and delivery by Grantor of this Agreement or the consummation of the transactions contemplated hereby, which has not yet been obtained or will be obtained as provided herein.

(b)
Except as otherwise set forth in the Closing Agreement or the Closing Documents (as defined in the Closing Agreement), to the knowledge of Grantor there are no restrictions on the transfer or sale of the Stock Option Shares under any governing documents of DGSE, including the Articles of Incorporation dated September 17, 1965 as amended (“Articles”) and the By-Laws of DGSE dated March 2, 1992 (“By-Laws”) or under any other agreement.

(c)
Grantor represents and warrants that no liability to any broker or agent has been incurred with respect to the payment of any commission relating to this Agreement or the consummation of the transactions contemplated herein and therein.

(d)
Upon the satisfaction of the conditions set forth in Section 6 below and the transfer to Grantee of the Stock Option Shares, Grantee shall receive good, marketable title to the Stock Option Shares, free and clear of any and all liens, claims, encumbrances, pledges, charges and security interests.

(e)	The above representations and warranties of Grantor are true and accurate upon the date of execution of this Agreement and will be true and accurate on the Closing Date.

6.           Conditions to Closing.  On the Closing Date, the parties shall execute and/or deliver the following:

(a)	Grantee shall make payment in full of the Exercise Price by check or wire transfer of immediately available funds in U.S. Dollars.

(b)	Grantor shall have made arrangements to transfer the Stock Option Shares to Grantee.

(c)	Grantor will reaffirm the representations and warranties set forth in Section 5 of this Agreement.

(d)	Grantee will reaffirm the representations and warranties set forth in Section 7 of the Closing Agreement.

(e)
Grantor shall obtain from DGSE and deliver to Grantee a Certificate (in form and content reasonably satisfactory to Grantee) which Certificate shall confirm that DGSE has complied with its obligations and covenants under Section 10 of the Closing Agreement.

(f)	Acknowledgment by Grantor of the termination of the NTR Irrevocable Proxy.

(g)	Consummation of the Agreement to Execute Smith Proxy.

(h)	Each party shall deliver such legal opinions and other documents as appropriate for compliance with securities laws.

7.            Expiration.  The Option granted herein shall expire, if unexercised, on the four (4) year anniversary date of Closing.

8.            Adjustments.  The number of Stock Option Shares covered by this Agreement shall be appropriately adjusted should DGSE make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of common stock.

9.            Invalid Provision.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.          Modification.  No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties to this Agreement.

11.          Successors and Assigns.  This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

12.          Notice.  Any notice, demand, offer, or other written instrument required or permitted to be given, made, or sent hereunder, shall be in writing, signed by the party giving or making the same, and shall be sent by registered mail to all parties hereto, simultaneously, at their respective addresses as reflected in the Company’s records.  The date by mailing of any offer, demand, notice or instrument shall be deemed to be the date of such offer, demand, notice or instrument, and shall be effective from such date.

13.          Duty to Cooperate.  Each party to this Agreement agrees to perform any further acts, and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.  Each party hereby directs and authorizes the personal representative of his estate to fulfill and comply with the provisions of, and to sell and transfer his equity interests in compliance with the terms of this Agreement.

14.          Agreement Governed by Texas Law.  The parties hereto agree that it is their intention, and covenant that this Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties shall have the right, but not the obligation, to apply to a court of competent jurisdiction within Dallas County, Texas to enjoin any breach of this Agreement or to seek specific performance of this Agreement. Excepting the right of a party to seek such injunctive relief, all claims, disputes and matters in question arising out of or related to this Agreement, whether sounding in contract, tort or otherwise, shall be resolved by binding arbitration, administered by the American Arbitration Association (“AAA”) pursuant to its then current AAA Commercial Arbitration Rules (“Rules”). The dispute shall be heard and determined by one (1) arbitrator. Within thirty (30) days of the notification of a party’s intent to proceed with arbitration, the parties shall mutually agree upon and designate an arbitrator. If the parties fail to designate an arbitrator within the time specified, then the arbitrator shall be appointed by the AAA. The arbitrator shall decide whether a particular dispute is or is not arbitrable. The costs of the arbitrator shall be divided equally between the parties. Only damages alleged pursuant to this Agreement may be awarded, and the arbitrator shall have no authority to award punitive or exemplary damages, the parties hereby waiving their right, if any, to recover punitive or exemplary damages, either in arbitration or in litigation. The arbitration shall take place in Dallas, Texas.  Judgment on the award may be entered in any court having jurisdiction.

15.          Attorneys' Fees.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party of such litigation, as determined by the Court in a final non-appealable judgment or decree, shall pay the substantially prevailing party or parties all costs, expenses, and reasonable attorneys' fees incurred therein by such party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses, and attorneys' fees shall be included as part of such judgment.

Dated May 25, 2010

NTR METALS, LLC,
a Texas limited liability company

By:
its

DR. L.S. SMITH,
an individual

Dr. L.S. Smith

Notice Of Exercise

The undersigned hereby irrevocably elects to exercise the Option dated _____________ to the extent of purchasing 1,000,000 shares of the common stock of DGSE Companies, Inc.  The undersigned hereby further agrees to make payment of $_________ in payment of the aggregate Exercise Price of such equity interests pursuant thereto payable at the time of Closing of the transfer of the Stock Option Shares.

NTR METALS, LLC,
a Texas limited liability company

By:
its

Dated:  _____________